EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-213898) pertaining to the 2016 Valvoline Incentive Plan and the 2016 Deferred Compensation Plan for Non-Employee Directors of our report relating to the consolidated financial statements for the year ended September 30, 2014 dated May 31, 2016, except for the effects of the reorganization of entities under common control discussed in Note 1 to the consolidated financial statements, as to which the date is December 19, 2016, which appears in this Form 10‑K.

/s/ PricewaterhouseCoopers LLP

Cincinnati, OH
December 19, 2016